Exhibit 99.1

Press Release – Mifflintown, PA – December 18, 2015 Juniata Valley Financial Corp. Appoints New Director

Marcie A. Barber, President and Chief Executive Officer of Juniata Valley Financial Corp. (OTC BB: JUVF) (“Juniata”), announced the appointment of Gary E. Kelsey to serve as a director of both Juniata and Juniata’s subsidiary bank, The Juniata Valley Bank.

As previously reported, on November 30, 2015, pursuant to a merger agreement dated as of June 26, 2015, Juniata and FNBPA Bancorp, Inc. (“FNBPA”) merged, with Juniata surviving. Immediately following the merger of Juniata and FNBPA, First National Bank of Port Allegany, previously the wholly-owned subsidiary of FNBPA, was merged with and into The Juniata Valley Bank, with The Juniata Valley Bank surviving. Under the merger agreement, Juniata committed to appoint a representative from FNBPA to the boards of Juniata and The Juniata Valley Bank following the mergers. Thus, the appointment of Mr. Kelsey, a former director of FNBPA, and First National Bank of Port Allegany, was made at the December 15, 2015 meetings of the boards of Juniata and The Juniata Valley Bank

Ms. Barber stated, “Our expansion into the Northern Tier of Pennsylvania is a very important step for Juniata Valley Financial Corp. and we are delighted to have Gary join us to work toward a successful integration. We look forward to doing business as JVB Northern Tier in our new market”.

Mr. Kelsey is a lifetime resident of Potter County, where he is co-owner of Appalachian Basin Land Resources LLC and has held the elected position of Potter County Register of Wills and Recorder of Deeds for 28 years. Appalachian Basin Land Resources LLC is an abstract title company operating in the northern Pennsylvania region. Gary has an Associate’s Degree in criminal justice. He resides in Roulette, PA.

Ms. Barber commented further, “Mr. Kelsey’s 19 year tenure as an FNBPA director makes him the ideal addition to our boards. He brings with him valuable institutional knowledge as to FNBPA and an understanding of the banking industry in the region. Also, his long-time residency and community involvement in our new Northern Tier region will be important as we strive to continue providing quality financial services to the existing customer base of JVB Northern Tier and as we develop new business in the region.” While serving as an FNBPA director, Gary was a member of the Compensation, Trust, Audit and Business Relations committees.

The Juniata Valley Bank, the principal subsidiary of Juniata Valley Financial Corp., is headquartered in Mifflintown, Pennsylvania, with fifteen community offices located in Juniata, Mifflin, Perry, Huntingdon, McKean and Potter Counties. In addition, Juniata Valley owns 39.16% of Liverpool Community Bank, which it carries under the equity method of accounting. More information regarding Juniata Valley Financial Corp. and The Juniata Valley Bank can be found online at www.JVBonline.com. Juniata Valley Financial Corp. trades over the counter under the symbol JUVF.

*This press release may contain “forward looking” information as defined by the Private Securities Litigation Reform Act of 1995. When words such as “believes”, “expects”, “anticipates” or similar expressions are used in this release, Juniata Valley is making forward-looking statements. Such information is based on Juniata’s current expectations, estimates and projections about future events and financial trends affecting the financial condition of its business. These statements are not historical facts or guarantees of future performance, events or results. Such statements involve potential risks and uncertainties and, accordingly, actual results may differ materially from this “forward looking” information. Many factors could affect future financial results. Juniata undertakes no obligation to publicly update or revise forward looking information, whether as a result of new or updated information, future events, or otherwise. For a more complete discussion of certain risks and uncertainties affecting Juniata, please see the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Forward-Looking Statements” set forth in the Juniata’s filings with the SEC.